EXHIBIT 21
LIST OF SUBSIDIARIES OF REGISTRANT
BR Holding, Inc., a Georgia corporation
Host Communications, Inc., a Kentucky corporation and a subsidiary of BR Holding, Inc.
Hoop-It-Up International, Inc. (DE), a Delaware corporation and a subsidiary of
Host Communications, Inc.
USA International, S.A.R.L., a corporation organized under the laws of France and a subsidiary of
Host Communications, Inc.
Capital Sports Properties, Inc., a Delaware corporation and a subsidiary of BR Holding, Inc.
Datasouth Computer Corporation, a Delaware corporation and a subsidiary of BR Holding, Inc.